Exhibit 5.1
December 6, 2007
IRIDEX Corporation
1212 Terra Bella Avenue
Mountain View, CA 94043
Re:	Registration Statement on Form S-8
Ladies and Gentlemen:
     We have examined the Registration Statement on Form S-8 to be filed by you with the Securities and Exchange Commission on or about December 6, 2007 (the “Registration Statement”) in connection with the registration under the Securities Act of 1933, as amended (the “Act”) of 100,000 additional shares of Common Stock available for issuance under your 1998 Stock Plan, 119,000 additional shares of Common Stock available for issuance under your Stand-Alone Stock Option Agreements with Laserscope Employees, and 50,000 additional shares of Common Stock available for issuance under your Stand-Alone Option Agreement with Meryl Rains. Such shares of Common Stock are referred to herein as the “Shares,” such plan is referred to herein as the “Plan” and such option agreements are referred to herein as the “Option Agreements.” As your counsel in connection with this transaction, we have examined the proceedings taken and are familiar with the proceedings proposed to be taken by you in connection with the issuance and sale of the Shares pursuant to the Plan and the Option Agreements.
     It is our opinion that, upon the completion of the proceedings to be taken prior to issuance of the Shares pursuant to the Registration Statement and upon completion of the proceedings to be taken in order to permit such transactions to be carried out in accordance with the securities laws of the various states where required, the Shares, when issued and sold in the manner referred to in the Plan and the agreements which accompany the Plan will be legally and validly issued, fully paid and nonassessable.
     We consent to the use of this opinion as an exhibit to the Registration Statement, and consent to the use of our name wherever appearing in the Registration Statement and any amendments thereto.
Sincerely,
WILSON SONSINI GOODRICH & ROSATI
Professional Corporation
/s/ Wilson Sonsini Goodrich & Rosati, P.C.